Exhibit 10.1

AMENDMENT TO FUTURESACCESSTM ADVISORY AGREEMENT

This amendment is made as of September 1, 2017 (this “Amendment”) among ASPECT FUTURESACCESS LLCTM, a Delaware limited liability company (the “Fund”), MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC, a Delaware limited liability company (the “Manager”), and ASPECT CAPITAL LIMITED, a United Kingdom company (the “Trading Advisor”).  Capitalized terms used herein but not defined have the meanings assigned to them in the Advisory Agreement (as defined below).
WHEREAS, the Fund, ML Aspect FuturesAccess Ltd., then a Cayman Islands exempted company (the “Offshore Fund”), the Manager and the Trading Advisor entered into an Advisory Agreement dated as of May 28, 2004 (the “Advisory Agreement”), as amended by a letter agreement dated February 6, 2012, an amendment to the Advisory Agreement dated December 4, 2014 and an amendment to the Advisory Agreement dated April 28, 2015 (the amendments collectively, the “Advisory Agreement Amendments”);
WHEREAS, the Offshore Fund was dissolved as of December 31, 2012;
WHEREAS, the Trading Advisor has informed the Manager and the Fund that, going forward, it will accept only “qualified eligible persons” as clients (as that term is defined in CFTC Regulation 4.7) and, accordingly, will no longer prepare a disclosure document which is filed with the NFA pursuant to applicable Commodity Regulations or NFA Rules from June 30, 2017; and
WHEREAS, the Fund, the Manager and the Trading Advisor wish to amend the Advisory Agreement and terminate the Advisory Agreement Amendments with effect as of the date set forth above, except as otherwise set forth herein, as follows.
NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed:
1.	The definition of “Fund” in the introductory paragraph of the Advisory Agreement is amended to reference only Aspect FuturesAccess LLC.
2.	All references to “ML Aspect FuturesAccess LLC” are deemed to refer to “Aspect FuturesAccess LLC.”
3.	The Offshore Fund shall no longer be a party to the Advisory Agreement.
4.	The language in Section 1(d)(ii) of the Advisory Agreement is deleted in its entirety and replaced with the following:
“(ii)   The Manager acknowledges receipt, on behalf of both itself and the Fund, of the Trading Advisor’s disclosure document dated August 1, 2017.”

5.	Section 1(f)(iii) of the Advisory Agreement is deleted in its entirety and replaced with the following:
“(f)(iii)   Intentionally Blank.”

6.	Section 2(c)(i) of the Advisory Agreement is deleted in its entirety and replaced with the following:
“(c)   Capacity and Position Limits.

(i)   The Trading Advisor agrees not to accept other client capital or accounts, if doing so could reasonably be expected to impair the Trading Advisor’s ability to manage the Fund as contemplated by the Memorandum as applicable to the Trading Advisor, assuming that the capitalization of the Fund were equal to $300 million.  The Trading Advisor also agrees to consult with the Manager in the event that, notwithstanding the undertaking in the preceding sentence, the Manager believes that capacity restrictions may affect the Trading Advisor’s strategy on behalf of the Fund.

7.	The language in Section 2(f) of the Advisory Agreement is deleted in its entirety and replaced with the following:
“(f)   The Trading Advisor shall, during the term of this Agreement, deliver to the Fund copies of its current disclosure document in final form promptly following preparation of such disclosure document and shall otherwise deliver to the Fund, upon the reasonable request of the Manager, such information about the Trading Advisor and its trading program as the Manager reasonably deems necessary to update the disclosure document of the Fund in accordance with applicable CFTC and NFA rules.”

8.	Section 2(h) of the Advisory Agreement is deleted in its entirety and replaced with the following:
“(h)   Intentionally Blank.”

9.	Section 5 of the Advisory Agreement is deleted in its entirety and replaced with the following:
“5.   Management Fee.  As of the last Business Day of each calendar month, the Fund shall pay the Trading Advisor a Management Fee, calculated and payable in U.S. dollars, equal to 0.0833% (a 1% annual rate) of the aggregate gross asset value (for the avoidance of doubt, prior to reduction for any accrued Incentive Fees or for the Management Fee being calculated) of the Fund. Such Management Fee shall be pro rated in the case of partial calendar months, but shall not be subject to rebate once paid.”

10.	Section 6 of the Advisory Agreement is deleted in its entirety and replaced with the following:
“6.   Incentive Fee.

(a)  The Fund will pay to the Trading Advisor at the end of each quarter (e.g., each March 31, June 30, September 30 and December 31) (each, an “Incentive Fee Calculation Date”), an Incentive Fee, calculated and payable in U.S. dollars, equal to 20% of any New Trading Profit recognized by the Fund as of such Incentive Fee Calculation Date.

(b)  “New Trading Profit” equals any increase in the Net Asset Value, subject to Section 6(e), as of the current Incentive Fee Calculation Date over the High Water Mark.

(c)  (i)  The “High Water Mark” shall be equal to the highest aggregate Net Asset Value after reduction for the Incentive Fee then paid, as of any preceding Incentive Fee Calculation Date. The High Water Mark shall be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals from the Fund’s account with the Trading Advisor (“Capital Withdrawals”) are made by the Fund.  The proportionate High Water Mark reduction made as a result of Capital Withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such Capital Withdrawal by the fraction, the numerator of which is the Net Asset Value immediately following such Capital Withdrawal and the denominator of which is the Net Asset Value immediately before such Capital Withdrawal, in each case prior to reduction for any accrued Incentive Fee.  For the avoidance of doubt, the payment of expenses shall not be deemed a Capital Withdrawal and shall not reduce the High Water Mark.

(ii)   If an Incentive Fee is paid as of an Incentive Fee Calculation Date, the High Water Mark is reset to the Net Asset Value immediately following such payment and following the payment of the Sponsor’s Fees (as defined in the Memorandum) and Management Fees charged, in the aggregate, to each Class.

(iii)   For the avoidance of doubt, the High Water Mark shall be determined on the basis of the Fund or a Class Group as a whole, not on the basis of any individual investors or group of investors.

(d)  When there is an accrued Incentive Fee at the time any net Capital Withdrawal is made, the Incentive Fee attributable to such Capital Withdrawal will be paid. Such Incentive Fee shall be determined by multiplying the Incentive Fee that would have been paid had the date of the Capital Withdrawal been an Incentive Fee Calculation Date by the fraction, the numerator of which is the amount of the Capital Withdrawal and the denominator of which is the Net Asset Value immediately prior to the Capital Withdrawal. Such Incentive Fee will be paid from and reduce the amount of the Capital Withdrawal.

(e)  New Trading Profit is calculated prior to the reduction for any Incentive Fees or Sponsor’s Fees being calculated as of such Incentive Fee Calculation Date.  In addition, Net Asset Value for purposes of calculating the Incentive Fee shall not include any interest income earned by the Fund and shall not be reduced by Sponsor’s Fees (although such interest income shall increase, and such Sponsor’s Fees shall decrease, Net Asset Value for purposes of determining the value of the Interests and the Sponsor’s Fee shall reduce Net Asset Value when resetting the High Water Mark pursuant to Section 6(c)(iii)). For the avoidance of doubt, no Incentive Fee shall be payable on any interest income earned by the Fund.

(f)  The termination date of this Agreement shall be treated as an Incentive Fee Calculation Date.

(g)  The Trading Advisor will, at the request of the Manager, receive the Incentive Fee either as a fee or as a profit allocation.

(h)  The Manager shall calculate the Management and Incentive Fees promptly after each date as of which either of such fees is due. The Manager will deliver to the Trading Advisor a reasonably detailed summary of the Manager’s calculation of such fees, and such calculation shall be binding and conclusive among all affected parties unless the Trading Advisor objects in writing to such calculation by the close of business in New York on the second full New York business day following the delivery of such summary.”
11.	The following is added to the Advisory Agreement as a new Section 10(b)(vii):
“(vii)   The Manager will not sub-distribute, market and/or promote the Fund, directly or indirectly, to “retail clients” (as defined in applicable Financial Services Authority rules) in the United Kingdom through a United Kingdom branch or affiliate.”

12.	The following is included in the Advisory Agreement as a new Section 27:
“27.   Semi-Monthly Liquidity.  The Trading Advisor acknowledges and understands that, effective October 15, 2012, the Manager changed the redemption rights and subscription dates of the Fund to permit subscriptions and redemptions on a semi-monthly basis.  As a result, the Fund began offering Units for subscription as of the 1st and 16th calendar day of each month starting on October 16, 2012.  In addition, investors may generally redeem any or all of their Units from the Fund in whole or fractional Units effective as of (i) the 15th calendar day of each month and/or (ii) the last calendar day of each month.  The Manager may eliminate Fund investors’ mid-month redemption right at any time.  The Trading Advisor represents that it has the ability to, and agrees to, adjust the trading level of the account of the Fund, pursuant to the Trading Program, to reflect any increase or decrease in the net assets of the Fund necessary to accommodate redemptions or subscriptions in accordance with the schedule described above, and to otherwise accommodate such redemptions and subscriptions.”

13.	The Advisory Agreement Amendments are hereby terminated.
14.	Except as expressly provided in this Amendment, the Advisory Agreement shall remain in full force and effect.
15.
This Amendment may be executed in one or more counterparts, each of which shall, however, together constitute one and the same document.  Electronic signature pages shall have the same binding force and effect as original copies.

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IN WITNESS WHEREOF the parties hereto have entered into this Amendment as of the date first above written.

The Fund:	The Trading Advisor:

ASPECT FUTURESACCESS LLC

By:   Merrill Lynch Alternative Investments LLC, its manager

By:  /s/ Ninon Marapachi
        Name: Ninon Marapachi
        Title:   Authorized Signatory

The Manager:

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

By:  /s/ Ninon Marapachi
        Name: Ninon Marapachi
        Title:   Authorized Signatory

ASPECT CAPITAL LIMITED By: /s/ Jonathan Greenwold Name: Jonathan Greenwold Title: Company Secretary and Authorised Signatory